SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                              BULL RUN CORPORATION
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    120182209
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 October 1, 2003
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 15 Pages)

CUSIP No. 120182209
------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           GE CAPITAL EQUITY INVESTMENTS, INC.
           I.R.S. #06-1268495
------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b) X
------------------------------------------------------------------------------
3.         SEC Use Only
------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
Number of                      5.         Sole Voting Power:            0
Shares                         ------------------------------------------------
Beneficially                   6.         Shared Voting Power:          0
Owned by                       ------------------------------------------------
Each                           7.         Sole Dispositive Power:       0
Reporting                      ------------------------------------------------
Person With                    8.         Shared Dispositive Power:     0
------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person

           0
------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)

           0%
------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           CO
------------------------------------------------------------------------------

CUSIP No. 120182209
------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           GENERAL ELECTRIC CAPITAL CORPORATION
           I.R.S.#13-1500700
------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b) X
------------------------------------------------------------------------------
3.         SEC Use Only
------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
Number of                      5.        Sole Voting Power:              0
Shares                         -----------------------------------------------
Beneficially                   6.         Shared Voting Power:           0
Owned by                       -----------------------------------------------
Each                           7.         Sole Dispositive Power:        0
Reporting                      -----------------------------------------------
Person With                    8.         Shared Dispositive Power:      0

------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person: 0
------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9): 0

------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           CO
------------------------------------------------------------------------------

CUSIP No. 120182209
------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           GENERAL ELECTRIC CAPITAL SERVICES, INC.
           I.R.S.#06-1109503
------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b) X
------------------------------------------------------------------------------
3.         SEC Use Only
------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
Number of                      5.  Sole Voting Power:   Disclaimed (see 9 below)
Shares                         ------------------------------------------------
Beneficially                   6.  Shared Voting Power: Disclaimed (see 9 below)
Owned by                       -------------------------------------------------

--------------------------------------------------------------------------------
Each                           7.   Sole Dispositive Power:   Disclaimed
                                                              (see 9 below)
Reporting                      -------------------------------------------------
Person With                    8.   Shared Dispositive Power:  Disclaimed
                                                               (see 9 below)
------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person:

           Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): Not applicable (see 9 above)

------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           CO
------------------------------------------------------------------------------

CUSIP No. 120182209
------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           GENERAL ELECTRIC COMPANY
           I.R.S. #14-0689340
------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b) X
------------------------------------------------------------------------------
3.         SEC Use Only
------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           New York
------------------------------------------------------------------------------
Number of                5.  Sole Voting Power:    Disclaimed (see 9 below)
Shares                   -----------------------------------------------------
Beneficially             6.   Shared Voting Power:  Disclaimed (see 9 below)
Owned by                 -----------------------------------------------------
Each                     7.   Sole Dispositive Power: Disclaimed (see 9 below)
Reporting                -----------------------------------------------------
Person With              8.   Shared Dispositive Power: Disclaimed (see 9 below)
------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person:

           Beneficial ownership of all shares is disclaimed by General Electric Company
------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): Not applicable (see 9 above)
------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           CO
------------------------------------------------------------------------------

CUSIP No. 120182209
------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           NBC SPORTS VENTURES, INC.
           I.R.S. #13-3102615
------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b) X
------------------------------------------------------------------------------
3.         SEC Use Only
------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
Number of            5.  Sole Voting Power:                0
Shares               ---------------------------------------------------------
Beneficially         6.         Shared Voting Power:       0
Owned by             ---------------------------------------------------------
Each                 7.         Sole Dispositive Power:    0
Reporting            ---------------------------------------------------------
Person With          8.         Shared Dispositive Power:  0
                     ---------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person:  0

------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9): 0
------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           CO
------------------------------------------------------------------------------

CUSIP No. 120182209
------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           NATIONAL BROADCASTING COMPANY, INC.
           I.R.S. #14-1682529
------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b) X
------------------------------------------------------------------------------
3.         SEC Use Only
------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
Number of            5.     Sole Voting Power:    Disclaimed (see 9 below)
Shares               ---------------------------------------------------------
Beneficially         6.     Shared Voting Power:  Disclaimed (see 9 below)
Owned by             ---------------------------------------------------------
Each                 7.     Sole Dispositive Power: Disclaimed (see 9 below)
Reporting            ---------------------------------------------------------
Person With          8.     Shared Dispositive Power: Disclaimed (see 9 below)
------------------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person:

           Beneficial ownership of all shares is disclaimed by National Broadcasting Company, Inc.
------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): Not applicable (see 9 above)
------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           CO
------------------------------------------------------------------------------

CUSIP No. 120182209
------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           NATIONAL BROADCASTING COMPANY HOLDING, INC.
           I.R.S. #13-3448662
------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b) X
------------------------------------------------------------------------------
3.         SEC Use Only
------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
Number of           5.     Sole Voting Power:    Disclaimed (see 9 below)
Shares              ----------------------------------------------------------
Beneficially        6.     Shared Voting Power:  Disclaimed (see 9 below)
Owned by            ----------------------------------------------------------
Each                7.     Sole Dispositive Power: Disclaimed (see 9 below)
Reporting           ----------------------------------------------------------
Person With         8.     Shared Dispositive Power: Disclaimed (see 9 below)
-----------------------------------------------------------------------
9.         Aggregate Amount Beneficially Owned by Each Reporting Person:

           Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): Not applicable (see 9 above)
------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           CO
------------------------------------------------------------------------------

ITEM 1.

           (A)  NAME OF ISSUER

                     Bull Run Corporation

           (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                     4370 Peachtree Road, N.E.
                     Atlanta, Georgia  30319

ITEM 2.

           (A)  NAME OF PERSON FILING

                     This Schedule 13G is being filed by the following persons:

                       (i) GE Capital Equity Investments, Inc.;

                       (ii) General Electric Capital Corporation;

                       (iii) General Electric Capital Services, Inc.;

                       (iv) General Electric Company;

                       (v) NBC Sports Ventures, Inc;

                       (vi) National Broadcasting Company, Inc.; and

                       (vii) National Broadcasting Company Holding, Inc.

           (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                     GE Capital Equity Investments, Inc.
                     120 Long Ridge Road
                     Stamford, CT 06927

                     General Electric Capital Corporation
                     260 Long Ridge Road
                     Stamford, CT 06927

                     General Electric Capital Services, Inc.
                     260 Long Ridge Road
                     Stamford, CT 06927

                     General Electric Company
                     3135 Easton Turnpike
                     Fairfield, CT 06828

                     NBC Sports Ventures, Inc.
                     30 Rockefeller Plaza
                     New York, New York 10112

                     National Broadcasting Company, Inc.
                     30 Rockefeller Plaza
                     New York, New York 10112

                     National Broadcasting Company Holding, Inc.
                     30 Rockefeller Plaza
                     New York, New York 10112


           (C)  CITIZENSHIP

                     GE Capital Equity Investments, Inc. - Delaware
                     General Electric Capital Corporation - Delaware General Electric Capital Services, Inc. - Delaware General Electric Company - New York
                     NBC Sports Ventures, Inc. - Delaware
                     National Broadcasting Company, Inc. - Delaware National Broadcasting Company Holding, Inc. - Delaware

           (D)  TITLE OF CLASS OF SECURITIES

                     Common Stock, $0.01 par value

           (E)  CUSIP NUMBER

                     120182209

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2
(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (A) [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT (15 U.S.C. 78O).

           (B) [ ]          BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT (15
                            U.S.C. 78C).

           (C) [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT (15 U.S.C. 78C).

           (D) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80A-8).

           (E) [ ] AN INVESTMENT ADVISER IN ACCORDANCE WITH SS.240.13D-1(B)(1)(II)(E);

           (F) [ ] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH SS.240.13D-1(B)(1)(II)(F);

           (G) [ ] A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH SS.240.13D-1(B)(1)(II)(G);

           (H) [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813);

           (I) [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80A-3);

           (J) [ ]          GROUP, IN ACCORDANCE WITH SS.240.13D-1(B)(1)(II)(J).

ITEM 4.  OWNERSHIP.*

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (A)    AMOUNT BENEFICIALLY OWNED:

                  See the response(s) to Item 9 on the attached cover page(s).

           (B)    PERCENT OF CLASS:

                  See the response(s) to Item 11 on the attached cover page(s).

           (C)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                        See the response(s) to Item 5 on the attached cover page(s).

                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                        See the response(s) to Item 6 on the attached cover page(s).

                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                        See the response(s) to Item 7 on the attached cover page(s).

                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                            See the response(s) to Item 8 on the attached cover page(s).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.


           See Exhibits 99.4 and 99.5.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.  CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------------------------------------------------------------

           * Each of General Electric Capital Services, Inc., General Electric Company, National Broadcasting Company, Inc. and National Broadcasting Company Holding, Inc. hereby disclaims beneficial ownership of the shares of Common Stock of Bull Run Corporation owned by GE Capital Equity Investments, Inc. and NBC Sports Ventures, Inc. General Electric Capital Corporation and GE Capital Equity Investments, Inc. disclaim beneficial ownership of the shares of Common Stock of Bull Run Corporation owned by NBC Sports Ventures, Inc., which disclaims beneficial ownership of the shares of Common Stock of Bull Run Corporation owned by GE Capital Equity Investments, Inc.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Dated: February 11, 2004

                                   GE CAPITAL EQUITY INVESTMENTS, INC.


                                   By:  /s/ Frank Ertl
                                      ------------------------------------------
                                      Name:   Frank Ertl
                                      Title:  Senior Vice President, Chief
                                              Financial Officer and Treasurer

                                   GENERAL ELECTRIC CAPITAL CORPORATION


                                   By:  /s/ Frank Ertl
                                      ------------------------------------------
                                        Name:  Frank Ertl
                                        Title: Department Operations Manager


                                   GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                   By:  /s/ Frank Ertl
                                      ------------------------------------------
                                        Name:  Frank Ertl
                                        Title:  Attorney-in-Fact


                                   GENERAL ELECTRIC COMPANY


                                   By:  /s/ Frank Ertl
                                      ------------------------------------------
                                        Name:  Frank Ertl
                                        Title:  Attorney-in-Fact

                                   NBC SPORTS VENTURES, INC.

                                   By:  /s/ Elizabeth A. Newell
                                      ------------------------------------------
                                        Name:  Elizabeth A. Newell
                                        Title:  Assistant Secretary

                                   NATIONAL BROADCASTING COMPANY, INC.

                                   By: /s/ Elizabeth A. Newell
                                      ------------------------------------------
                                        Name:  Elizabeth A. Newell
                                        Title:  Assistant Secretary

                                   NATIONAL BROADCASTING
                                   COMPANY HOLDING., INC.

                                   By:  /s/ Elizabeth A. Newell
                                      ------------------------------------------
                                        Name:  Elizabeth A. Newell
                                        Title:  Assistant Secretary

                                INDEX TO EXHIBITS


Exhibit No.                 Exhibit
-----------                 -------

99.1 Joint Filing Agreement, dated February 11, 2004, among GE Capital Equity Investments, Inc., General Electric Capital Corporation, General Electric Capital Services, Inc., General Electric Company, NBC Sports Ventures, Inc., National Broadcasting Company, Inc. and National Broadcasting Company Holding, Inc. to file a joint statement on Schedule 13G


99.2                        Power of Attorney Executed by General Electric
                            Capital Services, Inc.


99.3                        Power of Attorney Executed by General Electric
                            Company


99.4 Item 7 Information for General Electric Capital Corporation, General Electric Capital Services, Inc. and General Electric Company


99.5 Item 7 Information for National Broadcasting Company, Inc., National Broadcasting Company Holding, Inc. and General Electric Company